Exhibit 10.73

M&E TERM LOAN NOTE

$2,500,000	December 29, 2017

Micron Products Inc., a Massachusetts corporation, hereby promises to pay Rockland Trust Company, a Massachusetts trust company (“Lender”), or order, at said Lender, the principal amount of TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000), payable at the times set forth in the Credit Agreement (as defined below). This Note shall bear interest from the date hereof on the unpaid balance from time to time outstanding at the rate or rates and payable at the times specified in the Credit Agreement.

This Note is being executed and delivered pursuant to that certain Credit and Security Agreement of even date between Lender and the undersigned (as amended, modified, supplemented or restated from time to time, the “Credit Agreement”).

The undersigned agrees to pay upon demand reasonable costs of collection incurred by the holder of this Note, including reasonable fees of attorneys.

[Signature page follows]

No delay or omission on the part of the holder in exercising any right hereunder shall operate as a waiver of such right or of any other right of such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. The undersigned regardless of the time, order or place of signing waives presentment, demand, protest and notices of every kind and assent to any one or more indulgences, to any substitutions, exchanges or releases of collateral if at any time there be available to the holder collateral for this Note, and to the additions or releases of any other parties or persons primarily or secondarily liable.

MICRON PRODUCTS INC.

Witness:	/s/ Derek T Welch	By:	/s/ SALVATORE EMMA, JR.
Name: SALVATORE EMMA, JR.
Title: PRESIDENT & CEO

Signature Page to M&E Term Loan Note